Exhibit (t)



                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is made and entered into and effective the 1st day of January, 2003 by and between Northbrook Life Insurance Company ("NLIC"), an insurance company organized under the laws of Arizona (hereinafter sometimes referred to as the "Merging Corporation"), and Allstate Life Insurance Company ("ALIC"), an insurance company organized under the laws of Illinois (hereinafter sometimes referred to as the "Surviving Corporation"). The Merging Corporation and the Surviving Corporation are sometimes hereinafter severally and collectively referred to as the "Constituent Corporations."

                                   WITNESSETH:

         WHEREAS, NLIC was incorporated under the laws of Illinois on February 1, 1960 and redomesticated to the State of Arizona on December 28, 1998, and has an authorized capital stock of $2,500,000, consisting of 25,000 shares of common stock having a par value of $100 per share, all of which are issued and outstanding;

         WHEREAS, ALIC was incorporated under the laws of the State of Illinois on March 6, 1957, and has an authorized capital stock of $305,402,600, consisting of 23,800 shares of common stock having a par value of $227 per share, all of which are issued and outstanding, and 3 million shares of non-voting preferred stock with a par value of $100 per share of which 1,035,610 shares are outstanding as of September 27, 2002; and

         WHEREAS, the respective Boards of Directors of each of the Constituent Corporations have determined that it is advisable and in the best interest of both of the Constituent Corporations and their stockholders that NLIC be merged into ALIC in accordance with the terms and conditions hereinafter set forth, pursuant to and in accordance with the laws of the States of Arizona and Illinois, which laws permit such mergers.

         NOW, THEREFORE, in order to effect the transactions contemplated by this Agreement and Plan of Merger and in consideration of the premises and the mutual covenants and agreements herein contained, it is hereby agreed as follows:

                                    ARTICLE I

         1.1 Merger. In accordance with the applicable provisions of the laws of the States of Arizona and Illinois, and subject to the terms and conditions of this Agreement, NLIC shall be merged with and into ALIC (the "Merger") on the Effective Date. The separate existence of NLIC shall cease and the existence of ALIC shall continue unaffected and unimpaired by the Merger with all rights, privileges, immunities and powers, and subject to all the duties and liabilities of a corporation organized under the insurance laws of the State of Illinois.

                                   ARTICLE II

         2.1 Articles of Incorporation. The Articles of Incorporation of ALIC, as in effect on the Effective Date and attached hereto as Annex A, shall from and after the Effective Date be and continue to be the Articles of Incorporation of the Surviving Corporation until changed or amended as provided by law.

         2.2 By-Laws. The By-Laws of ALIC, as in effect on the Effective Date and attached hereto as Annex B, shall from and after the Effective Date be and continue to be the By-Laws of the Surviving Corporation until altered, amended or repealed as therein provided.

         2.3 Board of Directors. The Board of Directors of ALIC in office on the Effective Date shall continue in office and shall constitute the directors of the Surviving Corporation for the term elected, until their respective successors shall be duly elected or appointed and qualified in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

         2.4 Officers. The officers of ALIC in office on the Effective Date shall continue in office and shall constitute the officers of the Surviving Corporation for the term elected, until their successors are duly elected or appointed and qualified in accordance with the By-Laws of the Surviving Corporation.

         2.5 First Annual Meeting of Shareholders. The first Annual Meeting of Shareholders of the Surviving Corporation to be held after the Effective Date shall be the Annual Meeting of Shareholders provided for in the By-Laws.

                                   ARTICLE III

         3.1 Shareholder and Insurance Regulatory Approvals. This Agreement shall be submitted to the shareholder of each Constituent Corporation for adoption and approval and to the Commissioner of Insurance of the State of Arizona and the Director of Insurance of the State of Illinois for approval.

         3.2 Effective Date. The Merger shall become effective at 12:01 a.m. on January 1, 2003, provided that all required regulatory approvals have been received by that date. If all such approvals have not been received by that date, then the Merger shall occur on the date the last such regulatory approval is received but shall be effective as of 12:01 a.m. on January 1, 2003 (the "Effective Date").

                                   ARTICLE IV

         4.1 Common Stock. All of the common stock of NLIC issued and outstanding immediately prior to the Effective Date shall be cancelled on the Effective Date and all of the common and preferred stock of ALIC issued and outstanding immediately prior to the Effective Date shall remain unchanged and shall be the common and preferred stock of the Surviving Corporation after the Effective Date.

                                    ARTICLE V

         5.1 Rights and Privileges of the Surviving Corporation. After the Effective Date, the separate existence of NLIC shall cease and in accordance with the terms and conditions of this Agreement, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each Constituent Corporation; and all property, real, personal and mixed, including all patents, applications for patents, trademarks, trademark registrations and applications for registration of trademarks, together with the good will of the business in connection with which said patents and marks are used, and all due on whatever account, including subscriptions to shares of capital stock, and all other choses in action and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the merger.

         5.2 Liabilities and Obligations of the Surviving Corporation. After the Effective Date, the separate existence of NLIC shall cease and in accordance with the terms and conditions of this Agreement, the Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger, and all debts, liabilities and duties of each of said Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it as if said debts, liabilities and duties had been incurred or contracted by it.

         5.3 Execution and Delivery of Necessary Instruments. From time to time, as and when requested by the Surviving Corporation or by its successors or assigns, NLIC shall execute and deliver or cause to be delivered all such other instruments, and shall take or cause to be taken all such further or other actions, as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest and confirm to the Surviving Corporation and its successors and assigns, title to and possession of all the property, rights, privileges, powers and franchises referred to in this Article V and otherwise to carry out the intent and purpose of this Agreement. From time to time, as and when necessary, the Surviving Corporation shall execute and deliver or cause to be executed and delivered all such other instruments, and shall take or cause to be taken all such further or other actions, as are necessary or desirable in order to assume or otherwise comply with the outstanding debts, duties or other obligations of NLIC.

         5.4 Assets, Liabilities and Reserves. The assets, liabilities and reserves of the Constituent Corporations, upon the Effective Date, shall be taken upon the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of the Constituent Corporations, subject to such adjustments or eliminations of intercompany items as may be appropriate in giving effect to the Merger.

         5.5 Corporate Acts and Plans. All corporate acts, plans, policies, resolutions, approvals and authorizations of the shareholders, Board of Directors, committees elected or appointed by the Board of Directors, officers and agents of NLIC, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, resolutions, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to NLIC.

                                   ARTICLE VI

         6.1 Termination and Abandonment. At any time prior to the filing or recording of this Agreement or a certificate in lieu thereof with the appropriate officials of Arizona or Illinois, notwithstanding the approval hereof by the shareholders of the Constituent Corporations, the Boards of Directors of the Constituent Corporations may cause the Merger and all transactions contemplated by this Agreement to be abandoned or delayed if such Boards determine that such abandonment or delay would be in the best interests of the Constituent Corporations and their shareholders. In the event of termination or abandonment of this Agreement and the Merger pursuant to the foregoing provision of this Article VI, this Agreement shall become void and have no effect, without any liability on the part of either of the Constituent Corporations or its shareholders or directors and officers in respect thereof.

                                   ARTICLE VII

         7.1 Execution in Counterparts. For the convenience of the parties hereto and to facilitate the filing and recording of this Agreement, this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original instrument but all of which taken together shall constitute one and the same document.

         7.2 Amendments, Supplements, etc. At any time before or after approval and adoption by the respective shareholders of the Constituent Corporations but prior to the Effective Date, this Agreement may be amended in matters of form or substance, or supplemented by additional agreements, articles, or certificates, to the extent permitted by the laws of the States of Arizona and Illinois, as may be determined in the judgment of the Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to clarify the intention of the parties hereto or effect or facilitate the filing, recording or official approval of this Agreement and the consummation hereof and the Merger provided for herein, in accordance with the purpose and intent of this Agreement.

         IN WITNESS WHEREOF, this Agreement and Plan of Merger having been authorized, adopted and approved by resolutions duly adopted by the respective Boards of Directors of the Constituent Corporations at meetings duly called and held, and having been approved by the consent of the sole shareholder of each Constituent Corporation, each of the Constituent Corporations has caused this Agreement and Plan of Merger to be signed by its President and Secretary under the corporate seals of the respective Constituent Corporations.

(Corporate Seal)                            Northbrook Life Insurance Company
                                                     (Merging Corporation)
ATTEST:

________________________            By: ___________________________
Michael J. Velotta                       Thomas J. Wilson, II
Vice President, General Counsel          President and Chief Executive Officer
and Secretary


(Corporate Seal)                            Allstate Life Insurance Company
                                                     (Surviving Corporation)
ATTEST:

________________________            By: ___________________________
Michael J. Velotta                         Thomas J. Wilson, II
Senior Vice President, General             Chairman of the Board and President
Counsel and Secretary

                              ARTICLES OF MERGER OF
                        NORTHBROOK LIFE INSURANCE COMPANY
                                      INTO
                         ALLSTATE LIFE INSURANCE COMPANY

         Pursuant to ss. 10-1105 of the Arizona general corporation laws, the undersigned affiliated corporations submit these Articles of Merger to effect the merger by and between Northbrook Life Insurance Company, an Arizona insurance company, and Allstate Life Insurance Company, an Illinois insurance company in accordance with the provisions of ss. ss. 10-1103 and 10-1107 of the Arizona general corporation laws.

                                    ARTICLE I

         The Articles of Incorporation of Allstate Life Insurance Company shall be the Articles of Incorporation of the surviving corporation without amendment thereto. Allstate Life Insurance Company shall be the surviving corporation. The offices of Allstate Life Insurance Company are located at:

                                3100 Sanders Road
                            Northbrook, IL 60062-7154

                                   ARTICLE II

         The Agreement and Plan of Merger is attached hereto as Exhibit A. The Agreement and Plan of Merger has been approved by Allstate Life Insurance Company and Northbrook Life Insurance Company and was duly authorized by all action required by the laws under which they were incorporated and by their respective Articles of Incorporation and Bylaws.

                                   ARTICLE III

         The outstanding capital stock of Northbrook Life Insurance Company consists of 25,000 shares of common stock, $100 par value. All of the issued and outstanding capital stock of Northbrook Life Insurance Company is held by Allstate Life Insurance Company. The outstanding capital stock of Allstate Life Insurance Company consists of 22,700 shares of common stock, $238 par value. All of the outstanding capital stock of Allstate Life Insurance Company is held by Allstate Insurance Company. All 25,000 shares of the common stock of Northbrook Life Insurance Company voted in favor, and no shares voted against, the Agreement and Plan of Merger. All 22,700 shares of the common stock of Allstate Life Insurance Company voted in favor, and no shares voted against, the Agreement and Plan of Merger.

                                   ARTICLE IV

         The Agreement and Plan of Merger was approved by the Board of Directors and the Shareholders of both Northbrook Life Insurance Company and Allstate Life Insurance Company as prescribed by Arizona's general corporation laws and the laws of the State of Illinois.


                                    ARTICLE V

         The name and address of the statutory agent for Allstate Life Insurance Company, the surviving corporation is:

                         Arizona Department of Insurance
                         2910 N. 44th Street, Suite 210
                             Phoenix, Arizona 85018

                                                                   ARTICLE VI

         The effective date of the merger is January 1, 2003.

         IN WITNESS WHEREOF, Northbrook Life Insurance Company and Allstate Life Insurance Company have executed these Articles of Merger as of _______ day of ____________________, 2002.



NORTHBROOK LIFE INSURANCE                          ALLSTATE LIFE INSURANCE
COMPANY                                              COMPANY


By: _____________________________           By: ________________________________

Its: _____________________________          Its: _______________________________